                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               Tegal Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

        N/A

        ------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

        N/A

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11: *

         N/A

        ------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

        N/A

        ------------------------------------------------------------------------

    (5)  Total fee paid:

        N/A

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount previously paid:

        ------------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3)  Filing Party:

        ------------------------------------------------------------------------

    (4)  Date Filed:

        ------------------------------------------------------------------------

Notes:

                               TEGAL CORPORATION
                         2201 SOUTH MCDOWELL BOULEVARD
                           PETALUMA, CALIFORNIA 94955

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                               SEPTEMBER 23, 1997

     The Annual Meeting of Stockholders of Tegal Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, September 23, 1997, at 1:30 p.m. local time, at the Company's headquarters at 2201 South McDowell Boulevard, Petaluma, California 94955 (the "Annual Meeting") for the following purposes:

          1. To elect five directors to serve for one year and until their successors are elected and have qualified. The names of the nominees to the Board of Directors are set forth in the accompanying Proxy Statement which is part of this Notice.

          2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on July 30, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournments thereof.

     In order to ensure your representation at the Annual Meeting, you are requested to sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the Annual Meeting and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

     All stockholders are cordially invited to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          TEGAL CORPORATION

                                          /s/  DAVID CURTIS
                                          ----------------------------------
                                               David Curtis
                                               Secretary

Petaluma, California
August 8, 1997

                               TEGAL CORPORATION

                            ------------------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 23, 1997

                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of Tegal Corporation, a Delaware corporation (the "Company"), to be held at 1:30 p.m. local time on Tuesday, September 23, 1997 (the "Annual Meeting") and at any adjournments thereof for the purposes of (1) electing five directors, and (2) to transact such other business as may properly come before the Annual Meeting and any adjournments thereof. The approximate date when this Proxy Statement and accompanying proxy are first being sent to stockholders is August 8, 1997.

     This solicitation is made on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its subsidiaries may also solicit proxies by telephone, telegraph, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

     Holders of record of common stock, par value $0.01 per share (the "Common Stock"), of the Company as of the close of business on July 30, 1997 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on July 25, 1997, there were 10,310,092 shares of Common Stock issued and outstanding. Two or more stockholders representing a majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

     Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of all of the directors nominated below. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders. Any proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to the time of the Annual Meeting.

     Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     In voting for the election of directors each share has one vote for each position to be filled, and there is no cumulative voting, which means that a simple majority of the shares voting may elect all of the directors. All proposals to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting. Therefore, as to the particular proposal, abstentions will have the same effect as a vote against that proposal, and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal.

     The principal executive offices of the Company are located at 2201 South McDowell Boulevard, P.O. Box 6020, Petaluma, California 94955-6020. The Company's telephone number is (707) 763-5600.

                              GENERAL INFORMATION

     The Company was incorporated in Bermuda in December 1989 under the name Tegal Corporation Limited to acquire the operations of the former Tegal Corporation, a division of Motorola, in a private investor acquisition. The Company's current management was recruited in calendar 1991 to lead a restructuring of the Company. The Company was domesticated in Delaware as Tegal Corporation in September 1995. Unless the context otherwise requires, all references in this Proxy Statement to the "Company" refer to Tegal Corporation, its predecessor, Tegal Corporation Limited, and their consolidated subsidiaries.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is currently comprised of five members. Directors are elected at each Annual Meeting and hold office until their successors are duly elected and qualified at the next Annual Meeting. Pursuant to the Company's Bylaws, and a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at five. The Company's Bylaws require that there be a minimum of two and maximum of eight members of the Board of Directors.

     In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the five nominees designated below to serve until the 1998 annual meeting of stockholders and until their respective successors shall have been elected and qualified. All of the nominees are currently directors of the Company. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.

                       NOMINEES FOR ELECTION AS DIRECTOR

                                                                   DIRECTOR      NEW TERM
                              NAME                         AGE      SINCE       WILL EXPIRE
        -------------------------------------------------  ---     --------     -----------
        Robert V. Hery...................................  55        1990           1998
        Jeffrey M. Krauss................................  40        1992           1998
        Thomas R. Mika...................................  46        1992           1998
        Fred Nazem.......................................  56        1995           1998
        Edward A. Dohring................................  64        1996           1998

     Robert V. Hery has been a Director of the Company since 1990 and assumed the additional roles of President and Chief Executive Officer of the Company in January 1991 and the Chairman of the Board in March 1995. From 1987 to 1990, Mr. Hery was President and Chief Executive Officer of AMOT Controls Corporation, an international manufacturer of machinery control components used in explosive and hazardous areas. From 1985 to 1987, Mr. Hery served as Vice President and General Manager of KLA Instruments Corporation ("KLA"), a manufacturer of semiconductor capital equipment, where he started the Wafer Inspection Systems Division. From 1984 to 1985, Mr. Hery was a consultant to high-technology start-ups as Acting Chief Executive Officer and marketing troubleshooter. From 1983 to 1984, he served as Vice President of Marketing and New Business Development, and prior to that, from 1979 to 1983, he served as Vice President of Operations, responsible for product development, manufacturing, quality and cost control functions of MAI Basic Four, a manufacturer of minicomputer equipment. From 1975 to 1979, Mr. Hery was

Vice President of Research and Product Development for Dataproducts Corporation, a manufacturer of computer peripherals equipment. From 1965 to 1975, Mr. Hery held various management positions in product development with NCR Corporation and the communications division of Motorola, Inc.

     Jeffrey M. Krauss has served as a director of the Company since June 1992. Mr. Krauss is also a general partner of the general partner of Nazem and Company III, L.P. and Nazem and Company IV, L.P., venture capital firms, having joined those firms in 1990. Prior to joining Nazem and Company, Mr. Krauss was a corporate associate with the law firm of Simpson Thacher & Bartlett, where he specialized in leveraged buyout transactions. He is also a general partner of The Transatlantic Fund, a joint venture between Nazem & Company and Banque Nationale de Paris of France.

     Thomas R. Mika has served as a director of the Company since June 1992. Since January 1982, he has been the Managing Director of International Management Technology Corporation ("IMTEC"), a private investment firm active in the management of several companies.

     Fred Nazem has served as a director of the Company since March 1995. Since 1981, he has been President of Nazem Inc. and Managing General Partner of the general partner of, respectively, Nazem & Company, L.P., Nazem & Company II, L.P., Nazem & Company III, L.P. and Nazem & Company IV, L.P., which are all affiliated venture capital funds. He is also a general partner of The Transatlantic Fund, a joint venture between Nazem & Company and Banque Nationale de Paris of France.

     Edward A. Dohring has served as a director of the Company since September 1996. Since October 1994, he has been the President of SVG Lithography Systems, Inc., a subsidiary of Silicon Valley Group, Inc. From July 1992 to October 1994 he was President of the Track Division of Silicon Valley Group, Inc. Prior to joining Silicon Valley Group, Inc., Mr. Dohring was the President of Advantage Production Technology, Inc. from 1991 to 1992, when it was sold to Genus. Mr. Dohring was a member of the Semiconductor Equipment and Materials International Board of Directors from 1977 to 1989.

     All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected or qualified. There are no family relationships between any of the directors or executive officers of the Company.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     In fiscal year 1997, the Board of Directors held nine meetings (including three written consents in lieu of meetings). Each director attended at least 75% of the total number of Board meetings and meetings of Board committees on which the director served during the time he served on the Board or committees.

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Messrs. Dohring, Krauss and Mika, reviews the adequacy of internal controls and the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee meets periodically with management and the independent auditors. The Audit Committee held two meetings in fiscal 1997.

     The Compensation Committee is comprised of Messrs. Dohring, Mika and Nazem. The Compensation Committee held six meetings in fiscal 1997, which were held as part of the meetings of the Board of Directors of the Company. The functions of the Compensation Committee include establishing salaries, incentives and other forms of compensation for officers and other employees of the Company and administering the incentive compensation and benefit plans of the Company.

DIRECTOR COMPENSATION

     The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. In addition, the Company implemented the Stock Option Plan for Outside Directors pursuant to which non-employee directors receive stock options for serving on the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of three directors: Messrs. Dohring, Mika and Nazem. For a description of the background of these directors, see "Election of Directors."

     Mr. Nazem is a General Partner of Nazem and Associates III, L.P., a venture capital firm, which is the general partner of Nazem and Company III, L.P., ("Nazem"). In December 1989, the Company sold 2,057,141 shares of Series A Preferred Stock to Nazem at a price of $2.43 per share and in November 1991, the Company sold 1,234,258 shares of Series A Preferred Stock to Nazem at the same price per share. All shares of Series A Preferred Stock sold to Nazem converted into Common Stock on a 1-for-1 basis effective upon the closing of the Company's initial public offering (the "IPO").

     Mr. Mika is the Managing Director of IMTEC. Pursuant to a consulting agreement between the Company and IMTEC, the Company paid IMTEC $30,000 upon the closing of the IPO for services rendered relating to the Company's financing activities. As payment for certain services provided by IMTEC pursuant to a prior consulting arrangement, which has been terminated, the Company issued IMTEC an aggregate of 83,971 shares of Common Stock in fiscal 1993, fiscal 1994 and fiscal 1995. Robert V. Hery serves as a member of the compensation committee of the board of directors of Soupmasters International, Inc., of which Mr. Mika is the President and Chief Executive Officer. See "Certain Transactions."

                         COMPENSATION COMMITTEE REPORT

     The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                 *  *  *  *  *

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation.

OVERALL POLICY

     In formulating the executive compensation program, the Committee's objectives were (1) to attract and retain competent executive talent and motivate executive officers to perform to the full extent of their abilities,
(2) to tie a significant portion of executive compensation to the achievement of specified performance goals for the Company, and (3) to link executive and stockholder interests through equity based plans.

     The key elements of the Company's executive compensation program consist of base salary, cash bonuses and stock options.

BASE SALARY

     Each executive's base salary is reviewed annually, but as a general rule, significant base salary increases are limited to promotions, while lesser adjustments are made as appropriate after taking into account such factors as internal equity and increases in levels of responsibility. All salaries are based on sustained individual performance toward the Company's goals and objectives.

     Pursuant to an offer letter between the Company and Stephen P. DeOrnellas, the Company's Vice President, Technology and Corporate Development and Chief Technical Officer, if the Company terminates Mr. DeOrnellas' employment without cause, the Company will be obligated to continue to pay Mr. DeOrnellas' base salary and certain benefits for a period of six months.

     Pursuant to an offer letter between the Company and Mark L. Siegel, the Company's Vice President, Customer Support and Operations, if the Company terminates Mr. Siegel's employment without cause during the first 24 months from his date of first employment of June 3, 1996, the Company will be obligated to continue to pay Mr. Siegel's base salary and certain benefits for a period of twelve months or until Mr. Siegel obtains employment elsewhere, whichever occurs earlier.

     Pursuant to an offer letter between the Company and James D. McKibben, the Company's Vice President, Worldwide Sales, if the Company terminates Mr. McKibben's employment without cause during the first 18 months from his date of first employment of June 26, 1996, the Company will be obligated to continue to pay Mr. McKibben's base salary and certain benefits for a period of six months.

     On June 11, 1996, the Board of Directors approved a severance arrangement in the event of a change of control of the Company. If an executive officer is terminated as a result of a change of control, the Company shall continue to pay such executive officer's base salary and certain benefits for a period of twelve months.

BONUS PROGRAMS

     In fiscal 1997, the Company's Board of Directors concluded that the Company was not providing competitive compensation packages for a number of its executive and management employees without offering an annual incentive bonus plan. In order to reinforce and motivate the attainment of the Company's annual goals and to enhance the Company's ability to attract and retain key managerial employees through a competitive compensation package, the Board approved the adoption of an annual performance bonus plan for executives and managers designated by the Chief Executive Officer and approved by the Board of Directors. Each designated position has an annual bonus incentive target expressed as a percentage of that executive's or manager's base salary. The attainment of the target bonus is determined by the degree to which an individual achieves specific annual objectives determined annually and reviewed and approved by the Board of Directors for all executives who report directly to the Chief Executive Officer, and by the degree to which the Company achieves its annual financial plan. No bonuses will be paid unless the Company realizes a minimum of 5 percent profit before taxes as a percent of revenue. Incentives are prorated if the Company exceeds or falls short of its annual financial plan goals, with the incentive maximums capped at 250% of target bonus accounts.

STOCK OPTIONS

     The Company's Amended and Restated Equity Incentive Plan (the "Equity Plan") gives the Board of Directors authority to grant stock options as well as other types of awards. Stock options are designed to align the interests of executives and key personnel with those of the stockholders. The Board of Directors believes that significant equity interests in the Company held by the Company's management serve to retain and motivate management.

     The Board of Directors' decision whether to grant options and the number of options are based primarily on the individual executive's responsibility, performance and existing stock ownership. In fiscal 1997, the Board of Directors made awards based on the Board of Directors' assessment of the individual executive's contribution to the Company's success in meeting its financial goals. This assessment was based primarily on the earnings of the Company and the level of the executive's responsibility. The awards also were made based on non-financial performance measures such as individual performance, the recommendations of the Chief Executive Officer of the Company and the success in implementing the Company's long-term strategic plan. It is expected that most awards under the Equity Plan will be stock options which will be granted with an exercise price equal to the market price of the Common Stock on the date of grant and will be subject to the Company's right of repurchase.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee is charged with establishing the objectives and compensation of Robert V. Hery, the Chief Executive Officer of the Company, who is responsible for the strategic and financial performance of the Company. The Compensation Committee determines Mr. Hery's compensation package based upon the general factors discussed above and upon an evaluation of compensation paid to chief executive officers at comparable public companies and other companies in the Company's industry.

     During fiscal 1997, Mr. Hery received a base salary of $191,531 in return for Mr. Hery's services as the Chief Executive Officer. In addition, Mr. Hery is eligible to receive a maximum bonus of $60,000, in cash or in Common Stock of the Company, at the option of Mr. Hery. The Board of Directors determines the actual bonus payable based upon the recommendation of the Compensation Committee. Such recommendation by the Compensation Committee is based on the overall performance of the Company against specific strategic and financial goals of the Company which are determined in the beginning of the fiscal year. For fiscal 1997, the Board of Directors approved the Compensation Committee's recommendation of a bonus of $45,000 for Mr. Hery. The Compensation Committee and Mr. Hery believe that currently he is adequately incentivized to enhance profitability and stockholder value through his compensation package and his significant ownership interest in the Company (including options). The Compensation Committee continues to retain the discretion to change the amount and form of compensation payable to Mr. Hery.

CONCLUSION

     Through the programs described above, a significant portion of the each executive's compensation is now linked directly to the financial performance of the Company. The policy of these programs is to award bonuses based on the success of the Company as well as to provide incentives to executives to enhance the financial performance of the Company and long-term stockholder value.

                                          Edward A. Dohring
                                          Thomas R. Mika
                                          Fred Nazem

                             EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended March 31, 1995, 1996 and 1997, the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued for those years for services in all capacities to the person serving as the Chief Executive Officer of the Company during fiscal 1997 and the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                   ANNUAL COMPENSATION        SECURITIES     ALL OTHER
                                               ---------------------------    UNDERLYING    COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)     OPTIONS         ($)(1)
---------------------------------------------  ----   ---------   --------   ------------   ------------
Robert V. Hery...............................  1997    191,531     45,000       75,100             86
  Chairman of the Board, President             1996    199,992     60,000       75,000            924
  and Chief Executive Officer                  1995    209,222     60,000           --             86
David Curtis.................................  1997    150,010     17,325       50,100            254
  Vice President, Finance and                  1996    144,744         --       20,000            579
  Administration, Chief Financial              1995    130,237         --           --            267
  Officer, Secretary and Treasurer
Stephen P. DeOrnellas........................  1997    148,554     16,975       50,100            409
  Vice President, Technology and               1996    136,490         --       40,000            545
  Corporate Development, Chief                 1995    136,390         --           --            378
  Technical Officer
James D. McKibben(2).........................  1997    116,302     26,321       60,100          5,267
  Vice President, Worldwide Sales              1996         --         --           --             --
                                               1995         --         --           --             --
Haresh C. Patnaik............................  1997    150,010     17,325       40,100            323
  Vice President, Engineering                  1996    154,006         --       20,000            616
                                               1995    134,326         --           --            589

---------------

(1) For Messrs. Hery, Curtis, DeOrnellas and Patnaik, amounts represent contributions made by the Company under its 401(k) plan. Other compensation for Mr. McKibben consists of $4,721 in car allowance paid by the Company and $546 401(k) plan contribution made by the Company.

(2) Mr. McKibben joined the Company on June 26, 1996.

                       OPTION GRANTS IN 1997 FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to each of the individuals identified in the Summary Compensation Table.

                                    INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE
                        ------------------------------------------                      VALUE AT ASSUMED
                          NUMBER OF       % OF TOTAL                                  ANNUAL RATES OF STOCK
                         SECURITIES        OPTIONS                                     PRICE APPRECIATION
                         UNDERLYING       GRANTED IN     EXERCISE                      FOR OPTION TERM(2)
                           OPTIONS          FISCAL         PRICE       EXPIRATION     ---------------------
         NAME           GRANTED(#)(1)        1997        ($/SHARE)        DATE         5%($)       10%($)
----------------------  -------------     ----------     ---------     ----------     -------     ---------
Robert V. Hery........      75,000           12.61%         5.25         12/12/11     424,828     1,251,041
                               100             .02%         6.25         03/18/12         674         1,986
David Curtis..........      50,000            8.41%         5.25         12/12/11     283,219       834,028
                               100             .02%         6.25         03/18/12         674         1,986
Stephen P.
  DeOrnellas..........      50,000            8.41%         5.25         12/12/11     283,219       834,028
                               100             .02%         6.25         03/18/12         674         1,986
James D. McKibben.....      60,000           10.09%         5.50         10/28/06     235,835       597,653
                               100             .02%         6.25         03/18/12         674         1,986
Haresh C. Patnaik.....      40,000            6.73%         5.25         12/12/11     226,575       667,222
                               100             .02%         6.25         03/18/12         674         1,986

---------------

(1) Stock acquired pursuant to the exercise of options may be subject to right of repurchase by the Company upon termination of employment or consulting at the original exercise price for up to four years from the date the options were granted, with the Company's right of repurchase partially expiring over that period of time.

(2) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

                    AGGREGATED OPTION EXERCISES DURING 1997
               FISCAL YEAR AND 1997 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 1997 by each of the individuals identified in the Summary Compensation Table and the value of options at the end of fiscal 1997.

                                                              NUMBER OF SECURITIES
                                       SHARES       VALUE    UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                     ACQUIRED ON   REALIZED        OPTIONS AT         IN-THE-MONEY OPTIONS AT
               NAME                  EXERCISE(#)     ($)      1997 YEAR-END(#)(A)     1997 YEAR-END($)(A)(B)
-----------------------------------  -----------   -------   ----------------------   -----------------------
Robert V. Hery.....................    100,000     475,700           332,384                  992,659
David Curtis.......................         --          --            70,100                   24,375
Stephen P. DeOrnellas..............         --          --           202,995                  618,885
James D. McKibben..................         --          --            60,100                    7,500
Haresh C. Patnaik..................         --          --           133,884                  397,761

---------------

(a) The options are immediately exercisable, but may be subject to the Company's right of repurchase upon termination of employment or consulting at the original exercise price for up to four years from the date of grant.

(b) Potential unrealized value is (i) the fair market value at fiscal 1997 year-end ($5.625 per share) less the exercise price of "in-the-money" unexercised options times (ii) the number of shares represented by such options.

COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act, that might incorporate other filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on repricing of options shall not be incorporated into any such filings.

     In October and December 1996, the Board, after approval by the Compensation Committee, approved a program by which six officers of the Company, including the five executive officers named in the Summary Compensation Table, were offered the opportunity to exchange the unvested portion of certain outstanding out-of-the money stock options for replacement options granted as of such date, with a new exercise price based upon market value at such date of $5.50 and $5.25 per share, respectively. The expiration schedule of the repurchase rights of the new options re-commenced as of the new grant date, and these repurchase rights will expire ratably over four years from the grant date; provided, however, that in the case of Messrs. Hery, Curtis, DeOrnellas and Patnaik, if the closing price of the Company's Common Stock meets or exceeds certain prices (ranging from $12.00 to $24.00) on or before dates specified by the Board, then such repurchase rights will expire on an accelerated basis approximating the original unvested options' vesting schedule. The Compensation Committee recommended to the Board the approval of the repricing program in order to incentivize such officers of the Company to contribute to the financial performance of the Company. At the time of the repricing, the exercise prices of outstanding options were significantly higher than market value at the time of repricing. The six officers who were offered the opportunity to exchange options were recommended to the Compensation Committee by senior management based upon management's perception of each officer's prospective value and potential contribution to the Company. The Compensation Committee approved such recommendations based in part on the information provided by senior management and in part on the Compensation Committee's perception of the officers' potential contributions to the Company.

     It is the intended practice of the Compensation Committee to grant initial and follow-on stock option grants at periodic intervals to key officers to motivate those officers to remain with the Company and to execute the Company's business strategy. While ordinarily such equity incentives are intended to be earned over several years and to be subject to the risk that the value of the Company's Common Stock will not appreciate, the Compensation Committee concluded that the issuance of replacement options was warranted by special circumstances facing the Company. In the case of Messrs. Hery, Curtis, DeOrnellas and Patnaik, such officers had received follow-on stock option grants as of the Company's IPO on October 19, 1995 bearing exercise prices of $12.00 per share. By the fall of 1996, the Company's Common Stock was trading at roughly half that price, which was generally attributed to the excess capacity situation in the semiconductor industry and not to the Company's specific performance. The repurchase rights on prior stock option grants to those individuals had either fully expired, or at the very least had expired 75% by the fall of 1996. As a result, the Compensation Committee concluded that the out-of-the money stock options were not functioning as an effective incentive to such officers to remain with the Company and execute its business strategy. In the case of Messrs. Siegel and McKibben, those officers joined the Company in June 1996 and were granted initial stock options to purchase 60,000 shares of the Company's Common Stock at $8.00 and $7.25, respectively. By the fall of 1996, those options were substantially out-of-the money, which resulted in equity incentives that the Compensation Committee believed were inadequate to motivate and encourage continued service to the Company.

     In all instances, the Compensation Committee determined that the most effective long-term incentive for these officers was through the issuance of stock options with exercise prices at current market values. The Compensation Committee concluded that such incentives would better permit the Company to retain the services of such officers and effectively motivate them to contribute to building stockholder value over the long term.

     Under the program, Robert V. Hery, replaced an option to purchase 56,250 shares of Common Stock with an exercise price of $12.00 per share for an option to purchase the same number of shares with an exercise price of $5.25 per share; David Curtis, replaced an option to purchase 15,000 shares of Common Stock with an exercise price of $12.00 per share for an option to purchase the same number of shares with an exercise price of $5.25 per share; Stephen P. DeOrnellas, replaced an option to purchase 30,000 shares of Common Stock with an exercise price of $12.00 per share for an option to purchase the same number of shares with an exercise price of $5.25 per share; and Haresh P. Patnaik, replaced an option to purchase 15,000 shares of Common Stock with an exercise price of $12.00 per share for an option to purchase the same number of shares with an exercise price of $5.25 per share

                                          THE COMPENSATION COMMITTEE

                                          Edward A. Dohring
                                          Thomas R. Mika
                                          Fred Nazem

                        TEN-YEAR OPTIONS/SAR REPRICINGS

                                                        MARKET
                                         NUMBER OF     PRICE OF    EXERCISE                  LENGTH OF
                                         SECURITIES    STOCK AT    PRICE AT                  ORIGINAL
                                         UNDERLYING     TIME OF     TIME OF                 OPTION TERM
                                        OPTIONS/SARS   REPRICING   REPRICING     NEW       REMAINING AT
                                        REPRICED OR       OR          OR       EXERCISE       DATE OF
                                          AMENDED      AMENDMENT   AMENDMENT    PRICE      REPRICING OR
           NAME                DATE         (#)           ($)         ($)        ($)       AMENDMENT(1)
---------------------------  --------   ------------   ---------   ---------   --------   ---------------
Robert V. Hery.............  12/12/96      56,250         5.25       12.00       5.25     8 yrs., 10 mos.
David Curtis...............  12/12/96      15,000         5.25       12.00       5.25     8 yrs., 10 mos.
Stephen P. DeOrnellas......  12/12/96      30,000         5.25       12.00       5.25     8 yrs., 10 mos.
Haresh C. Patnaik..........  12/12/96      15,000         5.25       12.00       5.25     8 yrs., 10 mos.
James D. McKibben..........  10/28/96      60,000         5.50        7.25       5.50      9 yrs., 5 mos.
Mark L. Siegel.............  10/28/96      60,000         5.50        8.00       5.50      9 yrs., 5 mos.

---------------

(1) Remaining lengths of option terms to the nearest month.

EMPLOYMENT AGREEMENTS

     Pursuant to an offer letter between the Company and Stephen P. DeOrnellas, if the Company terminates Mr. DeOrnellas' employment without cause, the Company will be obligated to continue to pay Mr. DeOrnellas' base salary and certain benefits for a period of six months.

     Pursuant to an offer letter between the Company and Mark L. Siegel, if the Company terminates Mr. Siegel's employment without cause during the first 24 months from his date of first employment of June 3, 1996, the Company will be obligated to continue to pay Mr. Siegel's base salary and certain benefits for a period of twelve months or until Mr. Siegel obtains employment elsewhere, whichever occurs earlier.

     Pursuant to an offer letter between the Company and James D. McKibben, if the Company terminates Mr. McKibben's employment without cause during the first 18 months from his date of first employment of June 26, 1996, the Company will be obligated to continue to pay Mr. McKibben's base salary and certain benefits for a period of six months.

     On June 11, 1996, the Board of Directors approved a severance arrangement in the event of a change of control of the Company. If an executive officer is terminated as a result of a change of control, the Company shall continue to pay such executive officer's base salary and certain benefits for a period of twelve months.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of June 30, 1997 with respect to shares of the Company's Common Stock which are held by persons known to the Company to be beneficial owners of more than 5% of such stock based upon information received from such persons. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein.

                                                                    COMMON STOCK BENEFICIALLY
                                                                              OWNED
                                                                    -------------------------
                                                                    AMOUNT AND
                                                                    NATURE OF
                                                                    BENEFICIAL     PERCENT OF
                 NAME AND ADDRESS OF BENEFICIAL OWNER               OWNERSHIP        CLASS
    --------------------------------------------------------------  ----------     ----------
    Nazem and Company, L.P. III(1)................................  3,291,399         32.0%
      645 Madison Avenue
      New York, New York 10022
         Fred Nazem(2)
         Jeffrey Krauss(2)
    Benefit Capital Management Corporation(3).....................  1,745,813         17.0%
      39 Old Ridgebury Road
      Danbury, Connecticut 06817

---------------

(1) The general partner of Nazem and Company, L.P. III is Nazem and Associates III, L.P.

(2) For information regarding Messrs. Nazem and Krauss, see "Ownership of Stock by Management."

(3) Benefit Capital Management Corporation, as investment manager for an account held by The Prudential Insurance Company of America ("Prudential") Separate Account No. VCA-GA-5298 on behalf of the Union Carbide Retirement Plan (the "Plan"), has voting power as to the shares of Common Stock held by it. Benefit Capital is a wholly-owned subsidiary of Union Carbide Corporation, a New York corporation ("UCC"). The Plan was established by UCC to provide retirement benefits for employees of UCC and its participating subsidiaries. In connection with the purchase of certain annuities by the Plan, Prudential has established a separate insurance account with respect to the Plan. Prudential disclaims beneficial ownership of the shares of Common Stock held by Benefit Capital on behalf of the Plan. Excludes 1,028,891 shares held of record by Nazem which are attributable to Benefit Capital's limited partnership interest in Nazem; Benefit Capital disclaims beneficial interest of such shares as it has no voting or dispositive power over any of such shares.

                        OWNERSHIP OF STOCK BY MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of shares of Common Stock by the Company's directors, the individuals named in the Summary Compensation Table, and all directors and executive officers as a group as of June 30, 1997. An asterisk denotes beneficial ownership of less than 1%.

                                                                                          SHARES       PERCENT
                                                                                       BENEFICIALLY      OF
     NAME OF BENEFICIAL OWNER                            POSITION                        OWNED(1)     CLASS(1)
-----------------------------------  ------------------------------------------------  ------------   ---------
Fred Nazem(2)......................  Director                                            3,328,066       32.2%
Jeffrey M. Krauss(3)...............  Director                                            3,292,899       31.9
Thomas R. Mika(4)..................  Director                                               38,767          *
Edward A. Dohring(5)...............  Director                                                    0          *
Robert V. Hery(6)..................  Chairman of the Board, President and Chief            482,384        4.5
                                     Executive Officer
David Curtis(7)....................  Vice President, Finance and Administration,           150,647        1.5
                                     Chief Financial Officer, Secretary and Treasurer
Stephen P. DeOrnellas(8)...........  Vice President, Technology and Corporate              208,117        2.0
                                     Development, Chief Technical Officer
James D. McKibben(9)...............  Vice President, Worldwide Sales                        60,664          *
Haresh C. Patnaik(10)..............  Vice President, Engineering                           133,884        1.3
Directors and Executive Officers as
  a group (12 persons)(11).........                                                      4,583,887       40.5%

---------------

 (1) Applicable percentage of ownership is based on 10,309,892 shares of Common Stock outstanding as of June 30, 1997. The number of shares of Common Stock beneficially owned and calculation of percent ownership of each person or group of persons named above, in each case, takes into account those shares underlying stock options that are currently exercisable, but which may or may not be subject to repurchase rights of the Company held by such person or persons but not for any other person.

 (2) Includes 3,291,399 shares held by Nazem. Mr. Nazem is a general partner of Nazem and Associates III, L.P., the general partner of Nazem. Mr. Nazem disclaims beneficial ownership of shares held by Nazem except to the extent of his ownership interest in Nazem. Includes options to purchase 16,667 shares of Common Stock which are exercisable within 60 days and excludes options to purchase 13,333 shares which are not so exercisable.

 (3) Includes 3,291,399 shares held by Nazem. Mr. Krauss is a general partner of Nazem and Associates III, L.P., the general partner of Nazem. Mr. Krauss disclaims beneficial ownership of shares held by Nazem, except to the extent of his ownership interest in Nazem. Excludes options to purchase 30,000 shares of Common Stock which are not exercisable within 60 days.

 (4) Includes options to purchase 16,667 shares of Common Stock which are exercisable within 60 days and excludes options to purchase 13,333 shares which are not so exercisable.

 (5) Excludes options to purchase 30,000 shares which are not exercisable within 60 days.

 (6) Includes 332,384 shares issuable pursuant to stock options which are currently exercisable, 139,586 of which were subject to repurchase rights as of June 30, 1997.

 (7) Includes 70,100 shares issuable pursuant to stock options which are currently exercisable, 65,000 of which were subject to repurchase rights as of June 30, 1997 and 5,014 outstanding shares of Common Stock which were subject to repurchase rights as of June 30, 1997.

 (8) Includes 202,995 shares issuable pursuant to stock options which are currently exercisable, 84,148 of which were subject to repurchase rights as of June 30, 1997.

 (9) Includes 60,100 shares issuable pursuant to stock options which are currently exercisable, 45,000 of which were subject to repurchase rights as of June 30, 1997.

(10) Includes 133,884 shares issuable pursuant to stock options which are currently exercisable, 59,426 of which were subject to repurchase rights as of June 30, 1997.

(11) Includes (i) 1,010,697 shares issuable pursuant to stock options which are currently exercisable, 549,767 of which were subject to repurchase rights as of June 30, 1997, and (ii) 5,014 outstanding shares of Common Stock, all of which were subject to repurchase rights as of June 30, 1997. Excludes options to purchase 86,666 shares of Common Stock which are not exercisable within 60 days.

                               PERFORMANCE GRAPH

     The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)(3)
           AMONG TEGAL CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                                AND A PEER GROUP

      MEASUREMENT PERIOD             TEGAL                       NASDAQ STOCK
    (FISCAL YEAR COVERED)         CORPORATION     PEER GROUP     MARKET (U.S.)
10/19/95                                   100             100             100
3/31/96                                     61              63             106
3/31/97                                     44              85             118

---------------

(1) The graph covers the period from October 19, 1995, the date the Company's IPO commenced trading through the fiscal year ended March 31, 1997.

(2) The graph assumes that $100 was invested on October 19, 1995 in the Company's Common Stock, the Nasdaq Stock Market - U.S. Index and a peer group, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) The peer group chosen by the Company consists of the following corporations:
    Applied Materials Inc., Gasonics International Corp., Genus Inc., KLA Instruments Inc., Lam Research Corp., Mattson Technology Inc., Novellus Systems Inc., Ontrak Systems Inc., Trikon Technologies Inc., and Submicron Systems Corp.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of such reports or written representations from certain reporting persons, the Company believes that all of the filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act during fiscal 1997 were complied with, except for the one late filing by each of Mark L. Siegel, Vice President, Customer Support and Operations and James D. McKibben, Vice President, Worldwide Sales on Form 3 in connection with initial stock option grants.

                              CERTAIN TRANSACTIONS

     The Company was formed in December 1989 to acquire substantially all of the assets of the former Tegal Corporation (the "Predecessor Company"), then a wholly-owned subsidiary of Motorola, in a private investor acquisition (the "Acquisition") primarily funded by Nazem and Company III, L.P. ("Nazem"). In December 1989, in connection with the Acquisition, the Company sold 2,057,141 shares of Series A Preferred Stock to Nazem at a price of $2.43 per share and in November 1991, the Company sold 1,234,258 shares of Series A Preferred Stock to Nazem at the same price per share. Nazem converted all such shares of Series A Preferred Stock into Common Stock on a 1-for-1 basis upon the closing of the IPO in October 1995.

     In December 1989, in connection with the Acquisition, Benefit Capital Management Corporation ("Benefit Capital"), as an investment manager for a separate account, provided the Company a term loan in the aggregate principal amount of $8.0 million, and in partial consideration for such loan, the Company granted Benefit Capital, through the investment manager, a warrant to purchase 228,571 shares of Series A Preferred Stock at an exercise price of $2.43 per share (the "Series A Warrant"). In November 1991, the Company issued Benefit Capital, on behalf of such account, 822,838 shares of Series A Preferred Stock for $2.0 million, or $2.43 per share. In March 1993, the Company and Benefit Capital, on behalf of such account, converted the $8.0 million term loan and approximately $1.2 million of accrued and unpaid interest thereon into 876,190 shares of Series C Preferred Stock and 876,190 shares of Series D Preferred Stock. Benefit Capital converted all shares of Series A, Series C and Series D Preferred Stock held by it on behalf of such account into shares of Common Stock on a 1-for-1 basis upon the closing of the IPO in October 1995. In December 1994, the Company and Benefit Capital agreed that the Company would issue to Benefit Capital, on behalf of such account, 154,285 shares of Common Stock in exchange for the cancellation of the Series A Warrant.

     In connection with his employment, the Company provided Stephen P. DeOrnellas with certain special compensation relating to Mr. DeOrnellas' relocation. In fiscal 1992, the Company paid Mr. DeOrnellas $116,518 related to losses suffered by Mr. DeOrnellas in selling his home, $2,950 for tax return preparation fees, and $71,406 to cover federal income taxes due on these payment amounts. In fiscal 1994, the Company forgave a $97,502 principal amount bridge loan to Mr. DeOrnellas made in connection with his relocation and paid Mr. DeOrnellas $78,816 to cover the federal income taxes due on this payment. No further reimbursable relocation expenses are owed to Mr. DeOrnellas by the Company.

     Mr. Thomas R. Mika, a director of the Company, was retained by the Company as a consultant to assist the Company in his capacity as the Managing Director of IMTEC, a consulting and investment banking firm that specialized in facilitating strategic alliances between U.S. and Japanese technology-based companies. Pursuant to a consulting agreement between the Company and IMTEC, the Company paid IMTEC $30,000 upon the closing of the IPO for services rendered relating to the Company's financing activities. As payment for certain services provided by IMTEC pursuant to a prior consulting arrangement, which has been terminated, the Company issued IMTEC an aggregate of 83,971 shares of Common Stock in fiscal 1993, fiscal 1994 and fiscal 1995.

     The Company believes that the foregoing transactions were in its best interests. It is the Company's policy that all transactions by the Company with officers, directors, 5% stockholders and their affiliates will in the future be entered into only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties, and are reasonably expected to benefit the Company.

     For further information regarding certain additional transactions with directors, see "Director Compensation" and "Compensation Committee Interlocks and Insider Participation."

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP ("Price Waterhouse") audited the Company's financial statements for the fiscal year ended March 31, 1997. In connection with its audit of the Company's consolidated financial statements for the fiscal year ended March 31, 1997, Price Waterhouse reviewed the Company's Annual Report to Stockholders, its filings with the Securities and Exchange Commission and its unaudited quarterly financial information. Representatives of Price Waterhouse are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is expected that they will be available to respond to appropriate questions from the stockholders at the meeting.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1998 ANNUAL MEETING

     The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's annual meetings of stockholders. A proposal to be presented at the 1998 annual meeting must be received at the Company's principal executive offices no later than April 10, 1998 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act as well as in the Company's Bylaws.

                                 OTHER MATTERS

     The Company is not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

     The Company's 1997 Annual Report for the fiscal year ended March 31, 1997 has been mailed with this Proxy Statement.

                                          By Order of the Board of Directors

                                          TEGAL CORPORATION

                                           /s/ DAVID CURTIS
                                           ---------------------------------
                                               David Curtis
                                               Secretary

Petaluma, California
August 8, 1997

STOCKHOLDERS OF RECORD ON JULY 30, 1997 MAY OBTAIN COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO INVESTOR RELATIONS, TEGAL CORPORATION, 2201 SOUTH MCDOWELL BOULEVARD, P.O. BOX 6020, PETALUMA, CALIFORNIA 94955-6020.

                                                                      APPENDIX A

PROXY                           TEGAL CORPORATION                          PROXY

      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS ON SEPTEMBER 23, 1997.

    The undersigned hereby appoints Robert V. Hery and David Curtis, and each of them, with full power of substitution in each, as Proxies, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Tegal Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on September 23, 1997, and any and all adjournments thereof.

    THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES LISTED BELOW.

    The Board of Directors recommends that you vote FOR the nominees in Proposal 1.

    1. Election of Directors: Robert V. Hery, Jeffrey M. Krauss, Thomas R. Mika, Fred Nazem and Edward A. Dohring

        [ ] FOR all nominees listed         [ ] WITHHOLD AUTHORITY to vote      INSTRUCTIONS: To withhold
            (except as marked to the            for all nominees listed         authority to vote for any
            contrary)                                                           individual nominee, strike a
                                                                                line through the nominee's name
                                                                                in the list above.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

    2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and adjournments thereof.

                                                    ANY PREVIOUS PROXY EXECUTED
                                                    BY THE UNDERSIGNED IS HEREBY
                                                    REVOKED.

                                                    Receipt of the notice of the
                                                    Annual Meeting and the Proxy
                                                    Statement is hereby
                                                    acknowledged.

                                                    Dated , 1997

                                                    Signature of Stockholder

                                                    Note: Please sign exactly as
                                                    addressed hereon. Joint
                                                    owners should each sign.
                                                    Executors, administrators,
                                                    trustees, guardians and
                                                    attorneys should so indicate
                                                    when signing. Attorneys
                                                    should submit powers of
                                                    attorney. Corporations and
                                                    partnerships should sign in
                                                    full corporate or
                                                    partnership name by an
                                                    authorized officer.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE